Exhibit 10.8

ORION ENERGY SYSTEMS, INC.
Board Observer AND CONFIDENTIALITY Agreement

THIS BOARD OBSERVER AND CONFIDENTIALITY AGREEMENT (the “Agreement”) is made effective as of September 30, 2025 by and between Orion Energy Systems, Inc., a Wisconsin corporation (the “Company”), and Kathleen M. Connors (“Ms. Connors”).

WHEREAS, reference is hereby made to that certain Membership Interest Purchase Agreement, dated effective as of October 5, 2022 (the “Purchase Agreement”), among the Company, Ms. Connors and Final Frontier, LLC, a Massachusetts limited liability company (a company owned by Ms. Connors) (“Final Frontier”), pursuant to which Final Frontier sold and transferred to the Company, and the Company purchased from Final Frontier, all of the issued and outstanding limited liability company membership interests of Voltrek, LLC, a Massachusetts limited liability company (“Voltrek”).

WHEREAS, additional reference is made to that binding term sheet, as of dated June 23, 2025, among the Company, Final Frontier and Ms. Connors (as amended, restated, supplemented or otherwise modified from time to time on or prior to the date hereof, the “Term Sheet”), pursuant to which the Company, Final Frontier and Ms. Connors mutually agreed upon terms and conditions applicable to the payment by the Company of its to-be-determined earn-out obligations (exclusive of the FY2024 Earn-Out Payment) owed to Final Frontier pursuant to the Purchase Agreement, among other things.

WHEREAS, this Agreement is simultaneously being entered into along with a certain Senior Subordinated Note (the “Note”), which is being issued to Final Frontier pursuant to a certain Senior Subordinated Loan Agreement between the Company and Final Frontier (the “Loan Agreement”) as contemplated by the Term Sheet.

WHEREAS, pursuant to the Term Sheet, the Loan Agreement and the Note, the Company desires to provide Ms. Connors with certain observation rights regarding the Company's board of directors (the “Board”) as further described, and subject to the terms and conditions set forth, herein.

NOW, THEREFORE, the parties agree as follows:

1.
Board Observer Rights.
1.1
As of the date hereof through the Expiration Date (as defined below), the Company hereby grants to Ms. Connors the option and right to attend the specific portions of the Company’s regularly scheduled quarterly Board meetings (including telephonic or videoconference meetings) to the extent otherwise attended by other operational non-director management members (“Qualifying Board Meetings”) in a non-voting and non-participating, passive observer only capacity (except to the extent she is otherwise attending any Qualifying Board Meeting by invitation of the Board Chair or Chief Executive Officer to report to the Board on the Company’s Voltrek Division in her capacity as an employee of the Company or Voltrek). In no event shall Ms. Connors (a) be deemed to be a member of the Board; (b) without limitation of the obligations expressly set forth in this Agreement, have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to the Company or its shareholders (aside from those contractual obligations specifically set forth herein or in the other agreements contemplated by the Term Sheet); (c) be entitled to any indemnification (or reimbursement of expenses), or director and officer insurance, rights from the Company as a director of the Company; (d) have the right to require that Ms. Connors be provided with any information (including any notices (other than notices to Ms. Connors inviting her to attend each Qualifying Board Meeting), resolutions, minutes, consents, explanatory reports or materials otherwise provided to the Board) or the right to propose any questions, actions, motions or resolutions to the Board or any members thereof; or (e) have the obligation to respond to any questions or otherwise make any presentation to the Board in her role as an observer (except to the extent she is otherwise attending any Qualifying Board Meeting by invitation of the Board Chair or Chief Executive Officer to report to the Board on the Company’s Voltrek Division in her capacity as an employee of the Company or Voltrek). The presence of Ms. Connors shall not be required for purposes of establishing a quorum of the Board at any Qualifying Board Meeting or otherwise. For the avoidance of doubt, Ms. Connors shall not have the right to attend any meetings of the Board or of any committees of the Board that are not a Qualifying Board Meeting, unless Ms. Connors is invited to attend by the Board Chair, the applicable committee chair or the Company’s Chief Executive Officer (it being understood that any such invitation shall apply solely to such particular meeting (or portion thereof) and shall not serve as a standing invitation).
1.2
Notwithstanding anything herein to the contrary, the Company may exclude Ms. Connors from access to any Qualifying Board Meeting or any portion thereof if the Board Chair concludes, acting in good faith, that (a) such exclusion is reasonably necessary to preserve the attorney-client or work product privilege between the Company and its counsel (provided, however, that any such exclusion shall only apply to such portion of such Qualifying Board Meeting which would be required to preserve such privilege); (b) such discussion relates to the Company's relationship, contractual or otherwise, with Ms. Connors or Final Frontier or any actual or potential transactions or arrangements between or involving the Company and Ms. Connors or Final Frontier (including, but not limited to, the exercise or anticipated exercise of any rights by Ms. Connors or Final Frontier pursuant to the Term Sheet, Loan Agreement, Note or any related agreements or Ms. Connors’ employment agreement with the Company); or (c) such exclusion is necessary to avoid a conflict of interest or disclosure that is restricted by any agreement or obligation to which the Company is a party or otherwise bound. In addition, if Ms. Connors has knowledge of a conflict of interest, or a potential conflict of interest, between Ms. Connors or Final Frontier and the Company, then Ms. Connors agrees that she shall inform the Board Chair or Board Secretary of the Company, as appropriate, prior to any Board discussion of such matter or becoming aware of such conflict or potential conflict.
2.
No Compensation or Expenses. The Company shall not compensate Ms. Connors for her Board observer role and shall not be obligated to reimburse Ms. Connors for any of her out of pocket expenses incurred in connection with Ms. Connors' attendance at any Qualifying Board Meetings as an observer; provided, that nothing herein shall release the Company of its obligation to compensate Ms. Connors in her capacity as an employee in furtherance of performing her duties under her employment agreement, which may include Ms. Connors' attendance at Qualifying Board Meetings at which she has been invited to report to the Board on the Company’s Voltrek Division in her capacity as an employee of the Company or Voltrek)
3.
Compliance with Policies. Unless otherwise set forth herein, Ms. Connors agrees that, as a Board observer, she shall be subject to, and shall comply with, the requirements of all Company policies applicable to the Company’s directors and which are capable of applying to Ms. Connors in her role as a Board observer, including, but not limited to, the Company’s Insider Trading Policy, but excluding director stock ownership guidelines, as if Ms. Connors were a director of the Company. The Company shall conduct an “onboarding” process promptly following the date hereof to provide Ms. Connors with training with respect to such applicable Board policies.
4.
Confidential Information.
4.1
To the extent that any information obtained by Ms. Connors in her role as a Board observer is Confidential Information (as defined below), then Ms. Connors shall treat any such Confidential Information as strictly confidential in accordance with the terms and conditions set forth in this Section 4.

4.2
As used in this Agreement, “Confidential Information” means any and all information or data relating to, or in connection with, the business and affairs of the Company, whether in verbal, visual, written, electronic or other form, together with all information discerned from, based on or relating to any of the foregoing which may be prepared or created by Ms. Connors; provided, however, that “Confidential Information” shall not include information that:
(a)
is or becomes generally available to the public, other than as a result of disclosure of such information by Ms. Connors;
(b)
is independently developed by Ms. Connors in her role as an employee of the Company or Voltrek or otherwise without use of Confidential Information otherwise provided by the Company or by any director, officer, employee, advisor or agent thereof;
(c)
becomes available to Ms. Connors at any time on a non-confidential basis from a third party (including employees of the Company or Voltrek) that is not prohibited from disclosing such information to Ms. Connors by any contractual, legal or fiduciary obligation to the Company; or
(d)
was known by Ms. Connors prior to receipt from the Company or from any director, officer, employee, advisor or agent thereof, other than to the extent such information became known as a result of a breach of any contractual (including this Agreement), legal or fiduciary obligation to the Company or to any third party.
4.3
Ms. Connors shall (a) retain all Confidential Information in strict confidence; (b) not release or disclose Confidential Information in any manner to any other person; and (c) use the Confidential Information solely in connection with (i) Ms. Connors' Board observer rights hereunder or in furtherance of her employment with the Company or Voltrek or (ii) monitoring, reviewing and analyzing Ms. Connors’ and Final Frontier’s investment in the Company (whether in the Company’s common stock or pursuant to the Note) or in enforcing Ms. Connors’ or Final Frontier’s rights under the Term Sheet, Note, Loan Agreement and/or other documents entered into in connection with any of the foregoing and not for any other purpose; provided, however, that the foregoing shall not apply to the extent Ms. Connors is compelled to disclose Confidential Information by judicial or administrative process or by requirements of law, in each case pursuant to the advice of her counsel; provided, further, however, that prior written notice of such disclosure shall be given by Ms. Connors to the Company as soon as reasonably practicable so that the Company may take action, at its expense, to prevent such disclosure and any such disclosure is limited only to that portion of the Confidential Information which such person is legally compelled to disclose pursuant to advice of counsel.
4.4
Ms. Connors acknowledges that the Confidential Information is proprietary to the Company and may include trade secrets or other business information the unauthorized disclosure of which could harm the Company. Ms. Connors will not, by virtue of the Company's disclosure of, or Ms. Conners’ use of any Confidential Information, acquire any rights with respect thereto, all of which rights (including intellectual property rights) shall remain exclusively owned by the Company.
4.5
Ms. Connors agrees that, upon the Expiration Date or otherwise upon request of the Company, she will promptly (a) return or destroy, at the Company's option, all physical materials containing or consisting of Confidential Information and all hard copies thereof in her possession or control and (b) destroy all electronically stored Confidential Information in her possession or control; provided, however, that Ms. Connors may retain any electronic or written copies of Confidential Information (i) as may be stored on her electronic records or storage system resulting from automated back-up systems, (ii) as may be required by law or (iii) as necessary to monitor, review and analyze Ms. Connors’ and Final Frontier’s investment in the Company (whether in the Company’s common stock or pursuant to the Note) or to enforce Ms. Connors’ or Final Frontier’s rights under the Term Sheet, Note, Loan Agreement and/or other documents entered into in connection with any of the foregoing; provided, further, however, that any such retained Confidential Information shall remain subject to this Section 4.
5.
Notices. Notices pursuant to the Agreement are to be delivered in writing,

in the case of the Company, to:

Orion Energy Systems, Inc.

2210 Woodland Drive

Manitowoc, Wisconsin 54220

Attn: Anthony L. Otten, Board Chair

and in the case of Ms. Connors, to:

Kathleen M. Connors

c/o Final Frontier, LLC

P.O. Box 2086
Andover, Massachusetts 01810

With a copy to:

Rubin and Rudman LLP

c/o Christine Cordes, Esq.

53 State Street

Boston, Massachusetts 02109 or to such other address as may be given by either party to the other party from time to time under this Section. Notices shall be deemed properly given upon personal delivery or the day following deposit by overnight carrier.

6.
Miscellaneous Provisions. Ms. Connors understands and agrees that: (a) the Company is relying on this Agreement in consummating the transactions set forth in the Term Sheet; (b) if any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement; (c) this Agreement, together with the Purchase Agreement, the Term Sheet, the Loan Agreement, the Note and the other documents referenced therein, constitute the sole and entire agreements of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous understandings and agreements, both written and oral; (d) this Agreement shall be binding upon Ms. Connors and her heirs, personal representatives, successors and assigns; (e) this Agreement is irrevocable by Ms. Connors and may only be amended, modified or supplemented by an agreement in writing signed by each party hereto; (f) all matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice of law provision or rule (whether of the State of Delaware or any other jurisdiction); (g) any legal suit, action, proceeding or dispute arising out of, or related to, this Agreement shall be resolved in accordance with Article VIII and Section 9.07 of the Purchase Agreement; (h) this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall be deemed to be one and the same agreement; and (i) a signed copy of this Agreement delivered by email, DocuSign or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
7.
Remedies. The Company, on the one hand, and Ms. Connors, on the other hand, each acknowledge and agree that monetary damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it or her and that, in the event of any breach or threatened breach hereof, (a) the non-breaching party shall have the right to seek immediate injunctive and other equitable relief, without proof of actual damages; (b) the breaching party will not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies that may be available to the non-breaching party at law or in equity.
8.
Termination. This Agreement shall immediately and automatically terminate and expire upon the Company’s repayment and satisfaction in full of the Note (the “Expiration Date”). In addition and notwithstanding the foregoing, this Agreement shall be terminable prior to the Expiration Date: (a) by Ms. Connors at any time upon written notice to the Company; (b) by the Company, if Ms. Connors joins the board of directors (or becomes a board observer) of any competitor of the Company or Voltrek (as determined in good faith by the Board Chair), whether public or private; (c) by the Company, in the event of a breach by Ms. Connors of Section 3 or 4 of this Agreement; or (d) by the Company, in the event that Ms. Connors, in the determination in good faith of the Board Chair, directly or indirectly breaches the Management Support Agreement contemplated by the Term Sheet; provided, that Sections 4, 6, 7 and 8 shall survive any such termination or expiration. Ms. Connors shall promptly inform the Company of any board role that may meet the standard set forth in clause (b) above.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ORION ENERGY SYSTEMS, INC.

By:	/s/ Per Brodin
Per Brodin
Chief Financial Officer

/s/ Kathleen M. Connors
Kathleen M. Connors

[Board Observer and Confidentiality Agreement Signature Page]